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Exhibit (d)(1)

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARDINAL INTEGRATED, LLC

CARDINAL GROUP INTEGRATED, INC.

AND

KELLWOOD COMPANY

February 10, 2008

Article VIII TERMINATION		20
8.1	Termination Prior to Acceptance Time	20
8.2	Termination Before or After Acceptance Time and Prior to Effective Time	20
8.3	Notice of Termination; Effect of Termination	20
8.4	Fees and Expenses	21
Article IX GENERAL PROVISIONS		21
9.1	Effectiveness	21
9.2	No Survival of Representations and Warranties	21
9.3	Notices	21
9.4	Amendment	22
9.5	Extension; Waiver	22
9.6	Assignment	22
9.7	Entire Agreement	23
9.8	Severability	23
9.9	Third Party Beneficiaries	23
9.10	Specific Performance	23
9.11	Other Remedies	23
9.12	Governing Law	23
9.13	Consent to Jurisdiction; Service of Process	23
9.14	Waiver Of Jury Trial	24
9.15	Mutual Drafting	24
9.16	Counterparts; Facsimile Signatures	24
Exhibit A—Form Certificate of Incorporation of Surviving Corporation
Exhibit B—Form Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 10, 2008, by and among Cardinal Integrated, LLC, a Delaware limited liability company ("Parent"), Cardinal Group Integrated, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Kellwood Company, a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

        WHEREAS, on January 15, 2008, Parent commenced a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") and the associated Series A Junior Preferred Stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement") for $21.00 per Share, net to the seller in cash (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with its terms and the terms hereof, being hereinafter referred to as the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in that certain Offer to Purchase filed with the Securities and Exchange Commission (the "SEC") on January 15, 2008 (together with the related letter of transmittal and as such documents may be amended from time to time by Parent in accordance with the terms hereof, the "Offer Documents").

        WHEREAS, the Board of Directors of the Company (the "Company Board") determined at a meeting on January 27, 2008 that it is willing to remove all impediments to the Offer that are in the control of the Company so that the Offer may be consummated on February 12, 2008 if there is no Competing Proposal that the Company Board has determined to pursue and there has been validly tendered to Parent and not withdrawn such number of shares of Common Stock in the Offer that, when added to the shares of Common Stock already owned by Parent and its Affiliates, constitute a majority of the shares of Common Stock outstanding, determined on a Fully Diluted Basis (the "Majority Condition");

        WHEREAS, in furtherance of the acquisition of the Company by Parent, upon consummation of the Offer in accordance with its terms and conditions and the terms and conditions of this Agreement, Parent will cause the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the "Merger"), and each outstanding Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein; and

        WHEREAS, the respective boards of directors or equivalent governing body of Parent, Merger Sub and the Company have (i) determined that this Agreement is advisable, and (ii) approved this Agreement and the Merger, in each case on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

        1.1    Certain Definitions.    For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

          (a)   "Acceptance Time" shall mean the time of the initial acceptance for payment by Parent of Shares pursuant to the Offer.

          (b)   "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise.

          (c)   "Business Day" shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.

          (d)   "Company Bylaws" shall mean the bylaws of the Company, as in effect on the date hereof and as such bylaws may be amended from time to time after the date hereof.

          (e)   "Company Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Company, as amended on August 6, 1986 and August 4, 1987, and as it may be amended from time to time after the date hereof.

          (f)    "Company Stockholders" shall mean the holders of Shares.

          (g)   "Competing Proposal" shall mean any bona fide written proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, to acquire all of the Company's Common Stock or all or substantially all of the Company's assets, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction that the Company determines in good faith is reasonably likely to be consummated and, if consummated, would be reasonably likely to have an economic benefit to the stockholders of the Company equivalent to selling their Shares at a purchase price exceeding $21.00 per share.

          (h)   "Delaware Law" shall mean the DGCL and any other applicable law of the State of Delaware.

          (i)    "DGCL" shall mean the General Corporation Law of the State of Delaware.

          (j)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (k)   "Fully Diluted Basis" shall mean issued and outstanding shares of Common Stock along with shares of Common Stock subject to issuance assuming the exercise of all options, warrants, rights (other than the Rights) and convertible securities outstanding at the time of acceptance for payment of the shares of Common Stock in the Offer.

          (l)    "Governmental Entity" shall mean any nation, state, province, territory, county, municipality, district or other jurisdiction of any nature, any government, any governmental or quasi-governmental authority or entity or body, department, commission, board, agency or instrumentality, and any self-regulatory organization, court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

          (m)  "Indenture" means that certain Indenture, dated as of September 30, 1997, between the Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Trustee, under which the Company's 7.625% 1997 Debentures due October 15, 2017 and 7.875% 1999 Debentures due July 15, 2009 were issued and are outstanding.

          (n)   "Laws" shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          (o)   "Legal Proceeding" shall mean any action, claim (or counterclaim), suit, litigation, proceeding (public or private), criminal prosecution, audit, arbitration, mediation or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

          (p)   "NYSE" shall mean The New York Stock Exchange, Inc.

          (q)   "Order" shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

          (r)   "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (s)   "Representatives" shall mean, with respect to any Person, such Person's officers, employees, accountants, auditors, consultants, legal counsel, financial advisors, prospective financing sources, Affiliates and agents and other representatives.

          (t)    "Requisite Stockholder Approval" shall mean, in the event that the holdings of Common Stock by Parent and Merger Sub do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares on the record date of the Company Stockholders' Meeting, voting together as a class.

          (u)   "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is a general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is a managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        1.2    Additional Definitions.    The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Certificate of Merger	2.2
Certificates	2.8(c)
Closing	2.3
Closing Date	2.3
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Stockholders' Meeting	6.4(a)
Continuing Directors	6.1(a)
D&O Insurance	6.6(c)
Debentures	6.2
Delaware Secretary of State	2.2
Dissenting Shares	2.7(c)
Effective Time	2.2
Exchange Fund	2.8(b)
Indemnified Parties	6.6(a)
Independent Directors	6.1(b)
Initial Expiration Time	5.3
Loan Agreement	5.5
Majority Condition	Recitals
Majority Notice	5.4
Maximum Annual Premium	6.6(c)
Merger	Recitals
Merger Consideration	2.7(a)
Merger Sub	Preamble
Offer	Recitals
Offer Documents	Recitals
Offer Price	Recitals
Option	2.11(a)
Option Plans	2.11(a)
Parent	Preamble
Paying Agent	2.8(a)
Payment Time	6.1(a)
Proxy Statement	6.5
Rights	Recitals
Rights Agreement	Recitals
Shares	Recitals
Short Form Merger	6.3(a)
Surviving Corporation	2.1
Top-Up Option	6.3(a)

        1.3    Certain Interpretations.    Unless otherwise indicated to the contrary:

          (a)   All references herein to Articles, Sections, Annexes, Exhibits, Schedules, clauses, or subclauses shall be deemed to refer to Articles, Sections, Annexes, Exhibits, Schedules, clauses, or subclauses of or to this Agreement, as applicable.

          (b)   The words "include," "includes," and "including" and other words of similar import when used herein shall be deemed in each case to be followed by the words "without limitation."

          (c)   The words "herein," "hereto," and "hereby" and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

          (d)   The word "if" and other words of similar import shall be deemed in each case to be followed by the phrase "and only if."

          (e)   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          (f)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (g)   When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

          (h)   Any reference herein to Law (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to such Law or to such Law and any rules and regulations promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, as may be amended from time to time. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

          (i)    Any reference herein to "dollars" or "$" shall mean United States dollars.

ARTICLE II
THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation".

        2.2    The Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated in accordance with Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the "Effective Time").

        2.3    The Closing.    The consummation of the Merger (the "Closing") shall take place at a closing to occur at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 E. 53rd Street, New York, NY 10022, at 10:00 a.m. (local time) on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII hereof, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the "Closing Date").

        2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.5    Certificate of Incorporation and Bylaws.

          (a)    Certificate of Incorporation.    At the Effective Time, subject to the provisions of Section 6.6 hereof, the Company Certificate of Incorporation shall be amended so as to read in its entirety in the form of Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.

          (b)    Bylaws.    At the Effective Time, subject to the provisions of Section 6.6 hereof, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended to read in their entirety in the form of Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        2.6    Directors and Officers.

          (a)    Directors.    At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

          (b)    Officers.    At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her respective successor is duly appointed.

        2.7    Effect on Capital Stock.

          (a)    Capital Stock.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

            (i)    Conversion of Common Stock.    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Common Stock cancelled pursuant to Section 2.7(a)(ii) hereof and (B) Dissenting Shares, which shall be treated as provided in Section 2.7(c) hereof) shall be canceled and extinguished and automatically converted into the right to receive $21.00 in cash, without interest thereon (the "Merger Consideration"), upon the surrender of the certificate representing such share of Common Stock in the manner provided in Section 2.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10 hereof).

            (ii)    Owned Common Stock.    Each share of Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether acquired pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

            (iii)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

          (b)    Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time.

          (c)    Statutory Rights of Appraisal.

            (i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a)(i) hereof. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Common Stock in the manner provided in Section 2.8 hereof (or Section 2.10 hereof, if applicable).

            (ii)   The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Shares, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Shares.

        2.8    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the "Paying Agent") and, prior to the expiration of the Offer, Parent shall enter into an agreement with the Paying Agent to provide for the foregoing on terms reasonably acceptable to the Company.

          (b)    Exchange Fund.    Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.7(a)(ii) hereof and Dissenting Shares) (the "Exchange Fund").

          (c)    Payment Procedures.    As promptly as practicable following the Effective Time, Parent and Merger Sub shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than shares cancelled pursuant to Section 2.7(a)(ii) hereof and Dissenting Shares) (i) a letter of transmittal in customary form and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be canceled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

          (d)    Transfers of Ownership.    In the event that a transfer of ownership of shares of Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

          (e)    Required Withholding.    Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is 12 months after the

  Effective Time shall be delivered to Parent upon demand, and any holders of shares of Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

        2.9    No Further Ownership Rights in Common Stock.    From and after the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8 hereof. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        2.10    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.11    Stock Options.

          (a)   Effective as of the Effective Time, the Company shall (i) terminate the Company's 1995 Omnibus Incentive Stock Plan and the 1995 Stock Option for Non-Employee Directors or any predecessor plans thereto, each as amended through the date of this Agreement (collectively, the "Option Plans"), and (ii) cancel, at the Effective Time, each option to purchase shares of Common Stock granted under the Option Plans or otherwise (each, an "Option") that is outstanding and unexercised as of such date. Each holder of an Option that is canceled pursuant to the preceding sentence shall be entitled to receive from the Surviving Corporation promptly after the Effective Time, in exchange for the cancellation of such Option, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Option, multiplied by the number of shares of Common Stock subject to such Option as of the Effective Time.

          (b)   The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 2.11(a) to any holder of Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under any provision of United States federal or state, local or foreign law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options in respect of which such deduction and withholding was made by the Surviving Corporation.

          (c)   Prior to the Effective Time, the Company shall take all necessary action (i) (in accordance with that certain SEC no-action letter, dated January 12, 1999) to provide that the treatment of Options pursuant to Section 2.11(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, (ii) to effect the treatment of the Option Plans and Options set forth in this Section 2.11, including obtaining any and all necessary consents and (iii) to ensure that, at the Effective Time, any rights granted to any current or former director, officer or employee of the Company or its Subsidiaries (whether granted pursuant to the Option Plans or otherwise) to receive at any time any capital stock of the Company or its Subsidiaries or a payment that is based, in whole or in part, upon the value or appreciation in value of any capital stock of the Company or its Subsidiaries has been canceled and terminated.

          (d)   The Company shall terminate, effective as of the date of the Change-in-Control (as defined below), the Kellwood Company 2005 Stock Plan for Non-Employee Directors and pay to each participant as soon as practicable after the Change-in-Control an amount in cash equal to the Merger Consideration multiplied by the number of shares of Common Stock or other units the participant is entitled to under such plan. For this purpose, a "Change-in-Control" shall occur at 12:00 midnight, Eastern time, on February 12, 2008, or at the expiration of any such other time period applicable to extensions of the Offer in accordance with the terms of the Offer and this Agreement (the "Expiration Time") if at such time the Majority Condition is satisfied; if the Majority Condition is not satisfied at the Expiration Time, then no Change-in-Control shall occur for this purpose. The Company shall terminate, effective as of the date of the Change-in-Control (as defined above), both the Kellwood Company Deferred Compensation Plans I and II for Non-Employee Directors and the Kellwood Company Executive Deferred Compensation Plans I and II, and pay account balances in cash to each participant as soon as practicable after the Change-in-Control occurs.

        2.12    Alternative Structure.    Notwithstanding anything to the contrary herein, in the event that upon consummation of the Offer, the total number of Shares beneficially owned by Merger Sub and Parent constitutes more than 50% but less than 80% of the total number of Shares outstanding, Parent shall have the right to restructure the Merger such that Parent itself shall merge with and into the Company pursuant to applicable provisions of Delaware Law, with the Company as the surviving corporation in the Merger. In the event Parent restructures the Merger pursuant to this Section 2.12, any reference to "Merger Sub", "Parent and Merger Sub" or "Parent or Merger Sub" in this Agreement shall be deemed to refer to "Parent," and applicable provisions of this Agreement shall be deemed to be amended mutatis mutandis to reflect that Parent is a limited liability company and not a corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization and Standing.    The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets.

        3.2    Authorization.    The Company has the requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and (b) is subject to general principles of equity.

        3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 500,000 shares of Company Preferred Stock. As of January 18, 2008: (A) 22,380,438 shares of Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 11,706,051 shares of Common Stock were held by the Company as treasury shares. Since January 18, 2008, the Company has not issued any shares of Common Stock other than pursuant to the exercise of Options.

          (b)   The Company has reserved 4,365,925 shares of Common Stock for issuance under the Option Plans and any other plan relating to the grant of stock options, restricted stock, deferred stock units, or other equity, equity linked or equity equivalent rights in the Company in connection with or related to the performance of services to or for Company or its Subsidiaries. As of January 18, 2008, 1,965,211 shares of Common Stock were issuable upon the exercise of outstanding Options (whether or not vested), and since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Options.

        3.4    Board Approval.    The Company Board has, at a meeting duly called and held prior to the date hereof, (i) determined that this Agreement is advisable, and (ii) approved this Agreement and the Merger, in each case on the terms and subject to the conditions set forth herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Organization.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is currently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        4.2    Authorization.    Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action or other action on the part of Parent and Merger Sub, and no other limited liability company, corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and is subject to general principles of equity.

ARTICLE V
COVENANTS

        5.1    Debt Tender Offer.    As soon as practicable after the execution of this Agreement and in any event prior to the Acceptance Time, the Company shall terminate the cash tender offer commenced by the Company on January 9, 2008 for up to $60,000,000 aggregate principal amount of its 7 7/8% Senior Notes due July 15, 2009. At any time prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1 or Section 8.2, without the prior written consent of Parent, the Company shall not commence any tender offer, repurchase, redemption or defeasance of, or take any action that would be reasonably likely to cause the acceleration of the payment of or give any Person the right to accelerate the payment of, any long-term indebtedness of the Company, including, without limitation, the Company's 7 7/8% Senior Notes due July 15, 2009, 7 5/8% Debentures due October 15, 2017, and the Debentures (as defined below).

        5.2    Access.    After the Acceptance Time (and subject to the execution of a mutually acceptable confidentiality agreement between Parent, Merger Sub and the Company), the Company shall provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, Parent and Merger Sub and their respective Representatives (i) reasonable access to the officers, employees, accountants, properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, and (ii) financial, operating and other data and information that Parent or Merger Sub may reasonably request. Parent, Merger Sub and their respective Representatives shall have the right to makes copies and summaries of any agreements or other written materials reviewed in connection with the preceding sentence. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Affiliates, would cause a violation of any agreement to which the Company or any of its Affiliates is a party, or would constitute a violation of any applicable Law. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. After the Acceptance Time, the Company shall instruct its independent auditing firm to provide Parent, Merger Sub and their Representatives with access to its work papers and personnel. Each of Parent, Merger Sub and the Company will execute an access agreement in customary form if required by such independent auditing firm to permit such access.

        5.3    The Offer.    Subject to the terms of the Offer and this Agreement and to the prior satisfaction of each of the conditions of the Offer, Parent shall not terminate the Offer and shall accept for payment, purchase and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Parent becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. Parent shall, and shall cause its Affiliates to, cause the Offer to expire by 12:00 midnight, New York City Time, on February 12, 2008, (the "Initial Expiration Time"). Parent may not, without the express written consent of the Company, extend the Offer beyond the Initial Expiration Time. Notwithstanding the foregoing, Parent shall have the right (but not the obligation) to provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act and as approved by the Company (which approval shall not be unreasonably withheld), and, if applicable and to the extent permitted under such Rule 14d-11, extend such subsequent offering period. Parent agrees that unless this Agreement is terminated pursuant to Section 8.1 or Section 8.2, Parent shall not (i) amend the Offer to provide for consideration other than cash or (ii) reduce the Offer Price to an amount less than $21.00 per share, unless the reduction in the Offer Price results solely from an adjustment to the Offer Price in connection with any stock split, stock dividend, recapitalization, reclassification, exchange of shares or other like change with respect to the Common Stock occurring or with a record date on or after the date hereof.

        5.4    Certain Board Actions.    Prior to the Acceptance Time, and as soon as practicable upon receipt of a written notice from an officer of Parent (the "Majority Notice") certifying that there have been validly tendered pursuant to the Offer and not withdrawn such number of Shares that, when added to the Shares already owned by Parent and its Affiliates, satisfy the Majority Condition, then the Company Board shall (i) take all necessary actions under the Rights Agreement to cause the Rights Agreement to be rendered inapplicable to the Offer, this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) take all necessary actions to cause Article Sixteen of the Company Certificate of Incorporation to be rendered inapplicable to the Offer, this Agreement and the Merger; and (iii) take all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable law are not applicable to the Offer, this Agreement, the Merger and the other transactions contemplated by this Agreement. No later than the third Business Day after receipt by the Company of the notice described in the first sentence of this Section 5.4, the Company shall deliver to Parent copies of board resolutions certified by an officer of the Company and/or such other documents evidencing the taking of the actions contemplated by this Section 5.4 by the Company Board.

        5.5    Loan Agreement.    The Company covenants and agrees that: (i) as of the Acceptance Time, no amounts will be drawn under the Loan and Security Agreement, dated April 12, 2006, by and among the Company and each of its domestic subsidiaries, as Borrower, certain financial institutions, as Lenders, and Bank of America, N.A., as Agent (the "Loan Agreement"); (ii) all letters of credit having recourse to the Loan Agreement outstanding as of the Acceptance Time were issued in the ordinary course of business; (iii) from the date of this Agreement through the Acceptance Time, the Company will not draw down any amounts under the Loan Agreement; (iv) the Company will make all scheduled payments of Indebtedness (as defined in the Indenture); (v) in the event that any Indebtedness (as defined in the Indenture) accelerates, the Company shall inform Parent, and, upon the request of Parent, make payment of any such Indebtedness; and (vi) deliver to Parent immediately prior to the Acceptance Time a certificate of an executive officer of the Company confirming the satisfaction of the covenants and agreements set forth in this Section 5.5.

        5.6    Restriction on New Issuances.    From the date hereof and through the Effective Time, other than any issuance pursuant to the exercise by Parent or Merger Sub of the Top-Up Option (as defined below) or any issuance upon exercise of any Company Stock Options outstanding as of the date hereof, or, subject to Section 5.4, in accordance with the Rights Agreement, the Company shall not, without the prior written consent of Parent, (x) issue, sell, pledge, grant or transfer, or authorize the issuance, sale, pledge, grant or transfer, of any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or (y) declare, set aside, make or pay any dividend or other distribution in stock with respect to any of its capital stock.

        5.7    Delivery of Competing Proposal.    At any time after the execution of this Agreement, if the Company receives any Competing Proposal, it shall deliver a copy of such Competing Proposal to Parent promptly (in any event within twenty-four (24) hours of the receipt of such proposal) and notify Parent in writing as to whether it intends to pursue such Competing Proposal within twelve (12) hours of making any such decision.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Company Board of Directors and Committees.

          (a)    Composition of Company Board and Board Committees.    Effective upon the receipt (as evidenced by delivery to the Company of either (i) a copy of the applicable wire transfer instruction(s) and the applicable federal reference number for such wire transfer(s) or (ii) a receipt from the Depositary (as defined in the Offer Documents)) by the Depositary of immediately available funds sufficient for payment of the Shares tendered in the Offer (the "Payment Time") and from time to time thereafter, Parent shall be entitled to designate directors to serve on the

  Company Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board and (y) a fraction, the numerator of which is the number of Shares held by Parent, Merger Sub and their Affiliates (other than the Company and its Subsidiaries) (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. The Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board at the Payment Time by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board at the Payment Time. From time to time after the Payment Time, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by applicable Laws and the rules of the NYSE. For the avoidance of doubt, from and after the Payment Time, the directors designated by Parent shall at all times constitute at least a majority of the Company Board and each committee thereof. Solely for purposes of this Section 6.1, any and all members of the Company Board immediately prior to such designations by Parent who remain on the Company Board after such designations by Parent shall be referred to as "Continuing Directors".

          (b)    Continued Listing.    Until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the NYSE (after giving effect to the "controlled company" exemption) or the federal securities laws who are considered independent directors within the meaning of such rules and laws ("Independent Directors"); provided, however, that if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NYSE and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of the Company, Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

          (c)    Section 14(f) of the Exchange Act.    The Company shall promptly take all actions required pursuant to this Section 6.1 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.1, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.1. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 6.1 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Common Stock. Without limiting the foregoing, the Company shall use its reasonable best efforts to have the Securities and Exchange Commission to authorize a shorter disclosure period than the ten (10) days specified by Rule 14f-1 applicable to changes in a majority of directors, and shall cooperate in good faith with Parent to give effect to the terms and intent of this Section 6.1.

          (d)    Required Approvals of Continuing Directors.    Notwithstanding anything to the contrary set forth in this Agreement, for as long as there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, (ii) exercise, waive or rescind any of the Company's rights, benefits or remedies hereunder or extend the time for performance of Parent or any of Parent's Affiliates' obligations under this Agreement, or (iii) take any other action by the Board under or in connection with this Agreement.

        6.2    Repurchase of Debentures.    On a date specified by Parent that is prior to the thirtieth (30th) day after the Acceptance Time, the Company shall mail or cause to be mailed to all holders of the 3.50% Convertible Senior Debentures due June 15, 2034 (the "Debentures") a Fundamental Change Repurchase Notice in accordance with Section 3.05 of the 2004 Indenture. The Fundamental Change Repurchase Notice shall state, among other things, that the Fundamental Change Repurchase Date shall be the thirtieth (30th) day after the date of the Fundamental Change Repurchase Notice. The Company shall use commercially reasonable efforts to arrange for the payment of the aggregate Repurchase Price on the Fundamental Change Repurchase Date using appropriate funds available to the Company. The Company shall (a) give Parent reasonable opportunity to review and comment on the Fundamental Change Repurchase Notice and such other written communication with holders of the Debentures prior to the transmission of such notice or other communications, and (b) keep Parent reasonably informed of the status of the repurchase, including the number of holders who have elected to exercise the repurchase option and the aggregate Repurchase Price for the Debentures subject to the repurchase. Capitalized terms used in this Section 6.2 but not otherwise defined in this Section 6.2 shall have the meanings assigned to them in the 2004 Indenture.

        6.3    Top-Up Option; Restriction on Share Issuance.

          (a)   The Company hereby grants to Parent and Merger Sub an irrevocable option (the "Top-Up Option") to purchase from the Company the number of newly-issued Shares equal to the lowest number of Shares, that, when added to the number of Shares owned by Parent and Merger Sub and their respective Affiliates at the time of such exercise, as reasonably determined by Parent, shall constitute one Share more than the number of Shares necessary for Merger Sub to be merged into the Company pursuant to Section 253 of the DGCL at a price per share equal to the Offer Price (the "Short Form Merger").

          (b)   The Top-Up Option shall only be exercisable once in whole and not in part within ten (10) Business Days after the later of the Payment Time or, if applicable, the expiration of any subsequent offering period made in accordance with Section 5.3 of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable and shall terminate on the later of the Payment Time or, if applicable, the expiration of any such subsequent offering period if (i) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares, or (ii) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Merger Sub to effect the Short Form Merger; and provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms. The aggregate purchase price payable for the Shares being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to no less than the aggregate par value of such Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

          (c)   In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Shares that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Shares by Parent or Merger Sub is to take place. At the closing of the purchase of such Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such Shares. The obligation of the Company to issue such shares will be subject to compliance with all applicable regulatory requirements.

          (d)   Parent and Merger Sub acknowledge that the Shares which Parent or Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the securities Laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Parent and Merger Sub are or will be upon the purchase of the Top-Up Option Shares, an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act of 1933. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent and Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933).

        6.4    Company Stockholders' Meeting; Short Form Merger.

          (a)   If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the "Company Stockholders' Meeting") as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders' Meeting if there are insufficient shares of Common Stock represented at the Company Stockholders' Meeting necessary to conduct business at the Company Stockholders' Meeting. Subject to the fiduciary duties of the Company Board, the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws.

          (b)   Each of Parent and Merger Sub and their Affiliates shall vote all Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement and the consummation of the Merger in accordance with Delaware Law at the Company Stockholders' Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it in favor of the adoption of this Agreement and the consummation of the Merger in accordance with Delaware Law.

          (c)   Notwithstanding the provisions of this Section 6.4, in the event that Parent and its Affiliates shall become the beneficial owner at least ninety percent (90%) of the issued and outstanding Shares as a result of the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Stockholders, in accordance with Section 253 of the DGCL.

        6.5    Proxy Statement.    If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act and permitted hereby, the Company shall prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders' Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the "Proxy Statement"). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable after the SEC clears the Proxy Statement. The Company shall cause the Proxy Statement, when filed with the SEC, to comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders' Meeting, the Company will cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made or covenant is agreed to by the Company with respect to information supplied by Parent or Merger Sub or any of their respective officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders' Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NYSE.

        6.6    Indemnification and Insurance.

          (a)   Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company to exculpate, indemnify, hold harmless or advance expenses under the Company Certificate of Incorporation, the Company Bylaws and any and all other indemnification agreements in effect as of the date of this Agreement between the Company and any of its directors and officers as of the date of this Agreement (the "Indemnified Parties") for a period of six (6) years following the Effective Time arising out of facts or circumstances occurring or existing on or prior to the Effective Time.

          (b)   For a period of six (6) years following the Effective Time, Parent shall cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the Company Certificate of Incorporation and Company Bylaws (or other similar organizational documents) immediately prior to the Acceptance Time, and during such six (6) year period, (x) Parent shall cause the Surviving Corporation to honor and fulfill in all respects all obligations pursuant to such provisions, and (y) such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, except as required by Laws.

          (c)   For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company's directors' and officers' liability insurance in effect as of the date of this Agreement ("D&O Insurance") in respect of acts or omissions occurring (or allegedly occurring) at or prior to the Effective Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 6.6(c), (i) the Surviving Corporation may substitute for the D&O Insurance a policy or policies of comparable coverage with one or more comparable insurance carriers which has an A.M. Best rating of A+ or higher, and (ii) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a "tail" prepaid policy on the D&O Insurance for a period of six (6) years from the Effective Time on terms and conditions no less favorable to the Indemnified Parties than the D&O Insurance and from an insurance carrier that has an A.M. Best rating of A+ or higher. In the event that the Company shall purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.6(c), for so long as such "tail" policy shall be maintained in full force and effect.

          (d)   If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.6.

          (e)   Each of the Indemnified Parties is intended to be a third party beneficiary of this Section 6.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 6.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company, or applicable Laws (whether at law or in equity). Parent shall pay (as incurred) all expenses, including reasonable legal fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.6; provided, however, that an Indemnified Party shall be required to repay any amounts advanced under this sentence if a court of competent jurisdiction determines in a final non-appealable order that such

  Indemnified Party is not entitled to the indemnity provided for in this Section 6.6 for the matter at issue.

        6.7    Obligations of Merger Sub.    Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        6.8    Resignation of Directors.    The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each director of the Company (other than those designees of Parent elected to the Company Board pursuant to Section 6.1 hereof).

ARTICLE VII
CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Effective Time, of each of the following conditions:

          (a)   Requisite Stockholder Approval.    If adoption of this Agreement by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

          (b)   No Legal Prohibition.    No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party if such party has not used its reasonable best effort to oppose any such Order or to have such Order vacated or made inapplicable to the Merger.

          (c)    Offer.    The Majority Condition shall have been satisfied, and Parent shall have purchased all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer

        7.2    Conditions to the Obligation of Parent and Merger Sub to Effect the Merger.    The obligation of Parent and Merger Sub to effect the Merger is further subject to the Company Board complying with its obligations under Section 5.4 in all respects and all actions taken by the Company Board pursuant to Section 5.4 shall remain in full force and effect.

ARTICLE VIII
TERMINATION

        8.1    Termination Prior to Acceptance Time.    This Agreement may be terminated at any time prior to the Acceptance Time:

          (a)   by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms thereof without Parent having accepted for payment such number of Shares that, when added to the Shares already owned by Parent and its Affiliates, constitute a majority of the Shares outstanding, determined on a Fully Diluted Basis; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement resulted in (i) the failure of any of the conditions to the Offer set forth in the Offer Documents hereto to be satisfied or (ii) the expiration or termination of the Offer without Parent having accepted for payment such number of Shares that, when added to the Shares already owned by Parent and its Affiliates, constitute a majority of the Shares outstanding, determined on a Fully Diluted Basis;

          (b)   by Parent in the event the Company shall not have performed any of its obligations under Sections 5.1 and 5.4 immediately prior to the Acceptance Time;

          (c)   by the Company in the event Parent shall have breached or failed to perform in any material respect any of its agreements set forth in Section 5.3; or

          (d)   by either Parent or the Company, if prior to the Acceptance Time, the Company Board shall have determined in good faith to pursue a Competing Proposal.

        8.2    Termination Before or After Acceptance Time and Prior to Effective Time.    This Agreement may be terminated at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.2 shall give prompt written notice of such termination to the other party or parties hereto):

          (a)   by mutual written agreement of Parent and the Company; or

          (b)   by either Parent or the Company, notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger, or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has resulted in the imposition of such order, decree or ruling.

        8.3    Notice of Termination; Effect of Termination.    Any proper termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except that this Article VIII and Article IX shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any breach of this Agreement prior to the termination of this Agreement.

        8.4    Fees and Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger are consummated.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Effectiveness.    This Agreement shall become effective on the date hereof, except that Article II, Article VI and Article VII shall not become effective until Parent shall have delivered the Majority Notice to the Company.

        9.2    No Survival of Representations and Warranties.    None of the representations and warranties of the Company, Parent or Merger Sub contained in this Agreement shall survive the Effective Time.

        9.3    Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein and shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight delivery service (charges prepaid); or (iii) upon receipt of confirmation of receipt if sent by facsimile transmission; and addressed to the intended recipient as set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

          (a)   if to the Company, to:

      Kellwood Company
      600 Kellwood Parkway
      Chesterfield, Missouri 63017
      (314) 576-3312 (telephone)
      (314) 576-3388 (facsimile)
      Attention:    Thomas H. Pollihan

      with a copy (which shall not constitute notice to the Company) to:

      McDermott, Will & Emery LLP
      340 Madison Avenue
      New York, New York 10173
      (212) 547-5415 (telephone)
      (212) 547-5444 (facsimile)
      Attention:    Robert A. Schreck, Jr., Esq.
      Howard E. Steinberg, Esq.

      with a copy (which shall not constitute notice to the Company) to:

      Sonnenschein Nath & Rosenthal LLP
      7800 Sears Tower
      233 South Wacker Drive
      Chicago, Illinois 60606
      (312) 876-8000 (telephone)
      (312) 876-7934 (facsimile)
      Attention:    Michael M. Froy, Esq.

          (b)   if to Parent or Merger Sub, to:

      Cardinal Integrated, LLC
      c/o Sun Capital Partners, Inc.
      5200 Town Center Circle, Suite 600
      Boca Raton, Florida 33486
      Attention:    Jason H. Neimark
      Jason G. Bernzweig
      Christopher H. Thomas
      C. Deryl Couch

      Facsimile:    (561) 394-0550

      with copies (which shall not constitute notice to Parent or Merger Sub) to:

      Kirkland & Ellis LLP
      Citicorp Center
      153 East 53rd Street
      New York, New York 10022
      Attention:    Thomas W. Christopher, Esq.
      Jeffrey D. Symons, Esq.

      Facsimile:    (212) 446-6460

        9.4    Amendment.    Subject to applicable Laws and subject to the other provisions of this Agreement (including Section 6.1(d) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto except as expressly provided herein.

        9.5    Extension; Waiver.    Subject to Section 6.1(d), at any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, as applicable (provided that, for the avoidance of doubt, the consent of the Company shall be required for any such extension relating to the performance of any obligation or other act by Parent or Merger Sub), (b) waive any inaccuracies in the representations and warranties made to such party hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit of such party hereto contained herein. No such extension or waiver by any party hereto shall be valid unless the same shall be in writing and signed by the party providing such extension or waiver, nor shall such extension or waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of Section 9.4.

        9.6    Assignment.    No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto; provided that Parent and Merger Sub may assign their rights and obligations hereunder without the prior written approval of the Company to any direct or indirect Subsidiary of Parent, and in the event that Parent and Merger Sub exercise their assignment rights, Parent and Merger Sub shall unconditionally guarantee the full performance of all obligations of the assignee hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.7    Entire Agreement.    This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof regardless of any course of dealing or negotiation and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Severability.    No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Laws. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree that any such illegal, void, invalid or unenforceable provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and that the parties shall replace such provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provision.

        9.9    Third Party Beneficiaries.    Except as set forth in or contemplated by the provisions of Section 6.6(e) hereof, this Agreement shall not confer any rights or remedies hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

        9.10    Specific Performance.    Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under Law or in equity, any party hereto shall be entitled to seek injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof.

        9.11    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary, except as expressly provided hereunder, the Company shall not have any liability or obligation to Parent, Merger Sub or any of their respective Subsidiaries arising under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 or otherwise relating to environmental, health or safety matters.

        9.12    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

        9.13    Consent to Jurisdiction; Service of Process.    Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the Court of Chancery or the federal court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that all claims in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby may and shall be heard and determined in any such court, agrees that process may be served upon it in any manner authorized by Delaware Law for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer or the Merger) in any jurisdiction or courts other than the Court of Chancery or the federal court located within New Castle County, State of Delaware.

        9.14    Waiver Of Jury Trial.    EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.15    Mutual Drafting.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

        9.16    Counterparts; Facsimile Signatures.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

{Remainder of Page Intentionally Left Blank}

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CARDINAL INTEGRATED, LLC
By:	/s/ JASON G. BERNZWEIG
	Name:	Jason G. Bernzweig
	Title:	Vice President
CARDINAL GROUP INTEGRATED, INC.
By:	/s/ JASON G. BERNZWEIG
	Name:	Jason G. Bernzweig
	Title:	Vice President
KELLWOOD COMPANY
By:	/s/ THOMAS H. POLLIHAN
	Name:	Thomas H. Pollihan
	Title:	General Counsel

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  Exhibit (d)(1) Execution Copy
AGREEMENT AND PLAN OF MERGER